Exhibit 97.1

ProShares Trust II Incentive-Based Compensation Recovery Policy

November 29, 2023

I.	INTRODUCTION

ProShare Capital Management LLC (the “Sponsor”) as Sponsor of ProShares Trust II (the “Trust”) and each of its current and future series (each, a “Fund” and collectively with the Trust, the “Registrant”) has adopted this Incentive-Based Compensation Recovery Policy (this “Policy”) on behalf of the Registrant to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 promulgated thereunder (“Rule 10D-1”), and applicable listing standards, which require the recovery of certain Incentive-Based Compensation received by Covered Executives (as defined below) in the event that the Registrant is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. As of the date of this Policy, none of the Registrant’s Covered Executives receive any Incentive-Based Compensation.

Administration and enforcement of this Policy is delegated to the Sponsor.

Terms used in this Policy and not otherwise defined shall have the meanings given to them in Part IX below.

II.	COVERED EXECUTIVES

“Covered Executives” means the Registrant’s current and former executive officers, as determined by the Sponsor in accordance with the definition of executive officer set forth in Rule 10D-1 and the applicable listing standards. As of the date of this Policy, the only Covered Executives are Todd B. Johnson, Principal Executive Officer of the Trust, and Edward J. Karpowicz, Principal Financial Officer of the Trust.

Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Registrant’s rights to recover Incentive-Based Compensation pursuant to this Policy.

Notwithstanding the foregoing, Incentive-Based Compensation shall not be recovered under this Policy to the extent received by any person (i) before the date the person was determined by the Sponsor to be an executive officer of the Registrant; or (ii) who was not, at any time during the performance period for the Incentive-Based Compensation, an executive officer of the Registrant.

III.	RECOVERY OF INCENTIVE-BASED COMPENSATION

Recovery Based Upon a Restatement

In the event that the Sponsor determines that the Registrant is required to prepare a Restatement (defined below), the Sponsor shall, as promptly as reasonably possible, recover any Incentive-Based Compensation erroneously received by a Covered Executive during the Recovery Period. The amount of erroneously received Incentive-Based Compensation will be the excess of the Incentive-Based Compensation received by the Covered Executive (whether in cash or shares) based on the erroneous data in the original financial statements over the Incentive-Based Compensation (whether in cash or in shares) that would have been received by the Covered Executive had it been based on the restated results, without respect to any tax liabilities incurred or paid by the Covered Executive.

For Incentive-Based Compensation based on total shareholder return or stock price, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount shall be based on the Sponsor’s reasonable estimate of the effect of the Restatement on the applicable measure and the Registrant shall maintain documentation of the determination of that reasonable estimate and provide it to the Exchange.

Methods of Recovery

The Sponsor shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy. The Sponsor shall not seek recovery of any erroneously awarded Incentive-Based Compensation to the extent that, in accordance with applicable federal securities laws and Exchange listing rules, it determines that (i) that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, which determination must be made only after a reasonable and documented attempt by the Registrant to recover the Incentive-Based Compensation (with documentation of such reasonable attempt to recover to be provided to the Exchange); or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Registrant’s employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder. The Chief Compliance Officer of the Sponsor shall make the forgoing determinations.

IV.	INDEMNIFICATION NOT PERMITTED

The Registrant shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for, premiums incurred or paid for any insurance policy to fund such Covered Executive’s potential recovery obligations.

V.	REPORTING, DISCLOSURE AND MONITORING

The Registrant shall make all required disclosures and filings with the SEC with respect to this Policy in accordance with the requirements of the federal securities laws.

VI.	INTERPRETATION OF THIS POLICY

It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 (or any successor statute or rule) and any other applicable rules or listing standards adopted by the SEC or the Exchange.

VII.	AMENDMENT AND WAIVER

The Sponsor may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

Compliance with this Policy cannot be waived.

VIII.	Effective Date

This Policy shall be effective as of December 1, 2023 and shall be effective while the Registrant has a class of securities listed on an Exchange. The Policy applies to any Incentive-Based Compensation received on or after October 2, 2023 by a Covered Executive.

IX.	DEFINITIONS

Terms or words used in this Policy and not otherwise defined shall have the meanings set forth below.

Exchange – the national securities exchange upon which the Registrant’s securities may be listed or traded.

Financial reporting measure – A financial reporting measure is a measure that is (i) determined and presented in accordance with the accounting principles used in preparing the Registrant’s financial statements, or (ii) derived wholly or in part from such measures. For purposes of this Policy, the term “financial reporting measure” includes stock price and total shareholder return, whether expressed as an absolute or relative metric. For the avoidance of doubt, a financial reporting measure need not be presented in the Registrant’s financial statements or included in a filing with the SEC.

Incentive-Based Compensation – For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. As of the date of this Policy, none of the Registrant’s Covered Executives receive any Incentive-Based Compensation.

Received – For purposes of this Policy, Incentive-Based Compensation is deemed to be “received” in the fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant may not occur until after the end of that fiscal period. Incentive-Based Compensation in the form of an equity award that vests solely upon the basis of a financial reporting measure performance condition will be deemed to be “received” in the fiscal period in which it vests.

Recovery Period – shall be the three completed fiscal years of the Registrant immediately preceding the date on which the Registrant is required to prepare a Restatement, which date is the earlier of (i) the date the Sponsor, or a committee of the Sponsor, concludes, or reasonably should have concluded, that the Registrant is required to prepare a Restatement; or (ii) a date that a court, regulator or other legally-authorized body directs the Registrant to prepare a Restatement. Such three-year period may be further increased by a transition period of less than nine months resulting from a change in the Registrant’s fiscal year within or immediately following those three completed fiscal years.

Restatement – an accounting restatement of the Registrant’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period only or left uncorrected in the current period.

SEC – the U.S. Securities and Exchange Commission, or any successor agency.